June 29, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (717) 485-3570

Mr. John C. Duffey
President and Chief Executive Officer
FNB Financial Corporation
101 Lincoln Way West
McConnellsburg, Pennsylvania 17233


Re:	FNB Financial Corporation
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 29, 2005
	File Number: 033-66014


Dear Mr. Duffey:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief